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                                                                   Exhibit 10.15
                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT entered into as of the 11th day of October, 1999, by and among QUEPASA.COM, INC., a Nevada corporation (the "Company"), and GARY L. TRUJILLO ("Trujillo").

                                    RECITALS

         A. The Company and Trujillo entered into an Employment Agreement dated April 26, 1999, and an Amended and Restated Employment Agreement dated June 15, 1999 (collectively, the "Employment Agreement").

         B. On June 15, 1999, Trujillo was promoted by the Company to Chairman, Chief Executive Officer and President and in connection therewith was charged with various new duties and responsibilities.

         C. The Company and Trujillo desire to amend and restate the Employment Agreement as a result of the change in Trujillo's title and duties.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement is hereby amended and restated as follows:

         1. EMPLOYMENT. The Company hereby employs Trujillo and Trujillo hereby accepts employment with the Company as its Chairman, Chief Executive Officer and President upon the terms and conditions hereinafter set forth. Trujillo's employment shall not be deemed an "at will" employment.

         2. DUTIES. Trujillo will serve the Company as its Chairman, Chief Executive Officer and President and will faithfully and diligently perform the services and functions as mutually agreed to in writing, relating to such office and position or otherwise reasonably incident to such office and position, provided that all such services and functions will be reasonable and within Trujillo's areas of expertise. Trujillo's specific duties shall include those related to (i) oversight of all phases of the Company's operations, (ii) development of the Company's strategic relationships and (iii) such other duties as the Company may reasonably direct. Trujillo will, during the term of this Agreement (or any extension thereof), devote his time, attention, skills and best efforts as a full-time employee to the promotion of the business of the Company.

         3. TERM. This Agreement and Trujillo's employment shall commence on April 26, 1999 (the "Effective Date"), and shall continue for a term of five years (the "Term") unless terminated earlier in accordance with this Agreement. The Term of this Agreement may be extended by written agreement among the Company and Trujillo.

         4. COMPENSATION. As compensation for the services rendered to the Company under this Agreement commencing as of September 1, 1999, Trujillo will be paid a base salary of $225,000 per year payable in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties (the "Salary"). The Salary shall be automatically increased 10% per annum during the Term, effective as of January 1 of each year, commencing on January 1, 2000. At any time and from time to time,
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the Salary may be increased or decreased if so determined by the Compensation
Committee (the "Compensation Committee") of the Board of Directors (the "Board") of the Company after a review of Trujillo's performance of his duties hereunder. Trujillo shall be eligible for an annual discretionary bonus on a calendar year basis to be determined by the Compensation Committee.

         Trujillo will also receive as compensation under this Agreement 100,000 shares (the "Shares") of the Company's $.001 par value common stock ("Common Stock"), 50,000 shares of which shall be issued by the Company and 50,000 shares of which shall be transferred from Jeffrey S. Peterson, a director and the former Chief Executive Officer of the Company. In the event Trujillo's employment with the Company is terminated on or before April 26, 2000 for "Cause" (as hereinafter defined) or by voluntary termination of this Agreement by Trujillo, then 50,000 Shares shall be sold by Trujillo to the Company at the greater of $10.00 per share or the fair market value of the Shares at the time of termination. In any event, the Company agrees that Trujillo will retain a minimum of 50,000 shares as compensation for his participation in, and assistance with, the Company's initial public offering prior to the Effective Date of this Agreement.

         5. TERMINATION. This Agreement will terminate upon the occurrence of any of the following events:

         a.       The death of Trujillo;

         b.       The "Total Disability" (as hereinafter defined) of Trujillo;

         c. Written notice to Trujillo from the Company of termination for "Cause" (as hereinafter defined);

         d. The voluntary termination of this Agreement by Trujillo upon 30 days prior written notice; or

         e. The later of five years from the Effective Date of this Agreement or the date to which this Agreement is extended in accordance with Section 3 above.

         "Total Disability" means physical or mental disability, or both, determined to be (or reasonably expected to be, based upon then available medical information) of not less than twelve months duration or more where Trujillo is unable to reasonably perform the duties he was performing for the Company immediately prior to such disability. The determination shall rest upon the opinion of the physician regularly attending Trujillo. If the Company disagrees with said physician's opinion, the Company may engage at their own expense a physician to examine the Trujillo, and Trujillo hereby consents to such examination and to waive, if applicable any privilege between the physician and Trujillo that may arise as a result of said examination. If after conferring, the two physicians cannot concur on a final opinion, they shall choose a third consulting physician whose opinion shall control. The expense of the third consulting physician shall be borne equally by the Trujillo and the Company.

         "Cause" means (i) Trujillo has failed to substantially perform his duties in accordance with Section 2 hereof as reasonably determined by the Board, (ii) Trujillo has failed to comply with the reasonable directives and policies of the Board and such conduct is not cured within thirty days after counseling by the Company or (iii) Trujillo breaches his fiduciary duty to the Company or commits any dishonest, unethical, fraudulent, or felonious act in respect to Trujillo's duties to the Company.


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         6. STOCK OPTIONS. Trujillo shall be granted options to purchase up to
950,000 shares of Common Stock (the "Options") pursuant to the Company's Amended and Restated 1998 Stock Option Plan (the "Plan"), 350,000 of which Options shall vest on the Effective Date and be exercisable at $7.00 per share, and 600,000 of which Options shall vest monthly pursuant to the Plan and be exercisable at $7.74 per share. In the event Trujillo's employment is terminated by the Company for any reason other for "Cause," then all unexercised Options shall be automatically accelerated so that they will vest and be exercisable as to all shares covered thereby upon such termination and shall be exercisable for a period of ten years from the date of grant, notwithstanding anything to the contrary contained in this Section 6 or any other provision of this Agreement or the Plan. In the event a transaction occurs constituting a Change of Control (as defined below), all unexercised Options shall be automatically accelerated so that they will vest and be exercisable as to all shares covered thereby immediately and without further action, notwithstanding anything to the contrary contained in this Section 6 or any other provision of this Agreement or the Plan. A "Change of Control" is a transaction constituting (i) a sale of all or substantially all of the assets of the Company or (ii) a merger, acquisition, consolidation or other transaction involving the transfer or issuance of at least 30% of the outstanding voting stock of the Company. Except as otherwise specifically set forth herein, the Options shall be subject to the terms and conditions of the Plan.

         7. LOAN. The Company has loaned to Trujillo $100,000 (the "Loan") on the Effective Date. The Loan is evidenced by a promissory note (the "Note") with interest payable at 10% per annum and with all principal and accrued but unpaid interest due one year from the Effective Date, if not sooner paid. The Company agrees that if Trujillo has been employed by the Company for six continuous months from the Effective Date, 50% of the principal balance and accrued but unpaid interest shall be forgiven by the Company, and if Trujillo has been employed by the Company for 12 continuous months from the Effective Date, the remaining 50% of the principal balance and accrued but unpaid interest shall be forgiven by the Company, and the Note evidencing the Loan shall be canceled and deemed paid in full.

         8. BENEFITS. Trujillo shall be entitled to participate in any Company benefits as they become available, if at all, and which are normal and customary Company benefits for executives of the Company. In addition, Trujillo shall be entitled to the following benefits:

            a. Four weeks paid vacation per annum for each year Trujillo is employed by the Company during the Term in addition to all paid Company holidays. Any accrued vacation time that is unused by Trujillo as of the close of business on December 31 for each year of the Term will be paid to Trujillo in the form of cash compensation.

            b. A vehicle allowance equal to $1,000 per month commencing on the Effective Date;

            c. Full health and dental insurance coverage for Trujillo and his family members, as provided to the Company's other senior executives; and

            d. Reimbursement by the Company for all dues and expenses associated with Trujillo's involvement in professional organizations and associations including, but not limited to, the Greater Phoenix Leadership and Young President's Organization (local and international) and all other organizations and associations appropriate for Trujillo's position with the Company.

         9. EXPENSES. Trujillo is authorized to incur such reasonable expenses as he deems necessary and appropriate for promoting the business of the Company, including expenses for entertainment, travel and


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similar items. The Company shall reimburse Trujillo for all such expenses on the presentation by Trujillo of itemized accounts of such expenditures in accordance with guidelines set forth by the Company and the Internal Revenue Service.

         10. NON-COMPETITION AND CONFIDENTIALITY.

             a. Non-Competition. The Company and Trujillo acknowledge and agree that Trujillo's services are of a special and unusual character which have a unique value to the Company, the loss of which cannot be adequately compensated by damages in an action at law and if used in competition with the Company, could cause serious harm to the Company. Accordingly, Trujillo agrees that for a period of two years after the termination of his employment by the Company, irrespective of the reason for such termination, Trujillo will not (1) enter into any agreement with or directly or indirectly solicit or attempt to solicit any employee or other representatives of the Company, with the exception of Michele Vahsen, for the purpose of causing them to leave the Company to take employment with any other business entity, or (2) compete, directly or indirectly, with the Company in any way and that Trujillo will not act as an officer, director, employee, consultant, lender or agent of any entity engaged in any business of the same nature as, or in competition with, the business in which the Company is engaged as of the Effective Date of this Agreement.

             b. Confidentiality.

                (1) Trujillo acknowledges that in Trujillo's employment hereunder, Trujillo will be making use of, acquiring and adding to the Company's trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters as, but not limited to, the Company's business operations, internal structure, financial affairs, programs, software systems, procedures, manuals, confidential reports, lists of clients and prospective clients and sales and marketing methods, as well as the amount, nature and type of services, equipment and methods used and preferred by the Company's clients and the fees paid by such clients, all of which shall be deemed to be confidential information. Trujillo acknowledges that such confidential information has been and will continue to be of central importance to the business of the Company and that disclosure of it to or its use by others could cause substantial loss to the Company. In consideration of employment by the Company, Trujillo agrees that during the Term and any renewal term of this Agreement and upon and after leaving the employ of the Company for any reason whatsoever, Trujillo shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Trujillo as a result of the Trujillo's employment with the Company or any trade secrets of the Company, but shall hold all of the same confidential and inviolate. The Company acknowledges and agrees that Trujillo has in his possession an extensive contact list and that such list will remain Trujillo's personal property and not become the property of the Company.

                (2) All contracts, agreements, financial books, records, instruments and documents; client lists; memoranda; data; reports; programs; software, tapes; Rolodexes; telephone and address books; letters; research; card decks; listings; programming; and any other instruments, records or documents relating or pertaining to clients serviced by the Company or Trujillo, the services rendered by Trujillo, or the business of the Company (collectively, the "Records") shall at all times be and remain the property of the Company. Upon termination of this Agreement and Trujillo's employment under this Agreement for any reason whatsoever, Trujillo shall return to the Company all Records (whether furnished


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by the Company or prepared by Trujillo), and Trujillo shall neither make nor retain any copies of any of such Records after such termination.

                (3) All inventions and other creations, whether or not patentable or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by Trujillo while employed by the Company and within one year thereafter, which relate in any manner whatsoever to the business, existing or proposed, of the Company or any other business or research or development effort in which the Company or any of its subsidiaries or affiliates engages during Trujillo's employment by the Company will be disclosed promptly by Trujillo to the Company and shall be the sole and exclusive property of the Company. All copyrightable works created by Trujillo and covered by this
Section 10b(3) shall be deemed to be works for hire. Trujillo shall cooperate with the Company in patenting or copyrighting all such inventions, ideas, reports and other creative works, shall execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof through the world, and shall cooperate with the Company obtaining, defending and enforcing its rights therein.

             c. Certain Claims Upon Termination. Trujillo understands that if within one year prior to the termination of Trujillo's employment with the Company, Trujillo has either (i) committed an act of theft, dishonesty, gross dereliction of duty, fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company or any other act of comparable misconduct against the Company; or (ii) breached any of his obligations under this Agreement, then the Company shall have the right to purchase any or all shares of Common Stock of the Company owned by Trujillo at the time of such termination for a purchase price equal to the amount that Trujillo paid for such shares, together with interest thereon at a rate of 10% per annum. If the Company desires to exercise such right, it shall notify Trujillo within 60 days after the date of such termination and Trujillo shall tender the shares being purchased by the Company at the time and place designated in such notice from the Company upon receipt of the purchase price for such shares. If Trujillo fails to tender such shares, the shares shall be deemed to be canceled as of the date the Company tenders payment of the purchase price thereof.

             d. Enforceability. In the event of the breach of the covenants contained in this Section 10, it is understood that damages will be difficult to ascertain and the Company may petition a court of law or equity for injunctive relief in addition to any other relief which the Company may have under the law, this Agreement or any other agreement executed in connection herewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, the Company shall be entitled to recover, whether the Company seeks equitable relief, and regardless of what relief is afforded, such reasonable attorneys' fees and expenses as the Company may incur in prosecution of the Company's claim for breach hereof.

         It is hereby agreed that the provisions of this Section 10 are separate and independent from the other provisions of this Agreement, that these provisions are specifically enforceable by the Company notwithstanding any claim by Trujillo that the Company has violated or breached this Agreement or any claim that Trujillo is entitled to any offset or compensation.

         To induce the Company to enter into this Agreement, Trujillo represents and warrants to the Company that Section 10 of this Agreement is enforceable by the Company in accordance with its terms.


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         The parties hereto agree that to the extent that any provision or portion of Section 10 of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law; and the parties hereto do further agree that any court of competent jurisdiction shall, and the parties hereto do hereby expressly authorize, request and empower any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision or portion thereof shall be enforced by such court to the fullest extent permitted by applicable law.

         11. WAIVER OF BREACH. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

         12. NOTICES. Any notices, consents, demands, request, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered, faxed or if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

         If to the Company:     quepasa.com, inc.
                                One Arizona Center
                                400 E. Van Buren, Suite 400
                                Phoenix, AZ 85004
                                Attn: Chairman of the Compensation Committee

         If to Trujillo:        Gary L. Trujillo
                                400 E. Van Buren, Suite 400
                                Phoenix, AZ 85004

         Notices delivered personally will be deemed communicated as of actual receipt, notices by fax shall be deemed delivered when such notices are faxed to recipient's fax number and notices by mail shall be deemed delivered when mailed.

         13. ENTIRE AGREEMENT. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understanding, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         14. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


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         15. GOVERNING LAW. To the extent permitted by applicable law, this
Agreement and the rights and obligations of the parties will be governed by and construed and enforced exclusively in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Arizona and the State of Arizona shall have exclusive jurisdiction regarding any legal actions relating to this Agreement.

         16. CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

         17. GENDER AND NUMBER. When the context requires, the gender of all words used herein will include the masculine, feminine and neuter, and the number of all words will include the singular and plural.

         18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

         19. ACKNOWLEDGMENT OF VENTURE CAPITAL AND OTHER INVESTMENT ACTIVITIES. The Company acknowledges that Trujillo has engaged in venture capital and other investment activities independent of Trujillo's employment with the Company. The Company hereby agrees that Trujillo will continue to have the right to invest in such activities while employed with the Company; provided, however that such activities are not in direct competition with the Company and do not otherwise conflict with the terms of Section 10 of this Agreement. Furthermore, the Company acknowledges that Trujillo is a significant investor in and/or a member of the board of directors for the following companies: Blue Cross & Blue Shield of Arizona, Wells Fargo & Co. AZ (Advisory Board), Corella Electric Wire & Cable Inc., Corella-Trujillo Group, Southwest Harvard Group Companies, JOSE LLC, SERI Construction LLC, SERI/HighPoint LLC, World Wide Wireless LLC, and Pennoyer Asset Management.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                  COMPANY:

                                  QUEPASA.COM, INC.,
                                  a Nevada corporation


                                  By: /s/ Jerry J. Colangelo
                                      --------------------------------------
                                      Name: Jerry J. Colangelo
                                      Chairman of the Compensation Committee


                                  TRUJILLO:


                                  /s/ Gary L. Trujillo
                                  ------------------------------------------
                                  Gary L. Trujillo


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